UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 24, 2016

Simpson Manufacturing Co., Inc.
(Exact name of registrant as specified in its charter)

Delaware	1-13429	94-3196943
(State or other jurisdiction of incorporation)	(Commission file number)	(I.R.S. Employer Identification No.)

5956 W. Las Positas Boulevard, Pleasanton, CA 94588
 (Address of principal executive offices)

(Registrant’s telephone number, including area code): (925) 560-9000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-2)
Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240. 13e-4(c))

Item 8.01 Other Events.

On August 24, 2016, Simpson Manufacturing Co., Inc. (the "Company") issued a press release announcing that its Board of Directors (the "Board") on August 19, 2016, increased and extended its previous share repurchase authorization as well as authorized the Company to execute accelerated share repurchase programs in support of the authorization. The press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

The Board, in its normal course, has spent a considerable amount of time reviewing business, financial and governance matters of the Company.  As a result of regular shareholder outreach, the Board has received shareholder feedback on the Company’s business, capital strategy and governance and compensation practices, including feedback supporting additional capital return and reductions in excess cash balances in a way that preserves the Company’s ability to reinvest in its business and seek growth opportunities. Based on its own review and the aforementioned shareholder feedback, the Board believes that the increased and extended share repurchase authorization is in the best interests of the Company and its shareholders.

Over the coming months, the Board will continue to examine the Company’s capital structure and operational initiatives. The Board anticipates making positive changes with regard to the Company’s governance and compensation policies that are consistent with shareholder feedback the Board received.  The Company will publicly disclose any additional actions taken once the Board concludes its review process.

Item 9.01 Financial Statements and Exhibits

Exhibit No.        Description

Exhibit 99.1        Press Release dated August 24, 2016

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Simpson Manufacturing Co., Inc.
(Registrant)

DATE: August 24, 2016	By	/s/BRIAN J. MAGSTADT
Brian J. Magstadt
Chief Financial Officer

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